CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST

OF
ZIEGLER LOTSOFF CAPITAL MANAGEMENT INVESTMENT TRUST

Pursuant to Section 3810 of the Delaware Statutory Trust Act, this Certificate of Amendment is being executed for the purpose of amending the Certificate of Trust of Ziegler Lotsoff Capital Management Investment Trust, a Delaware statutory trust.

The undersigned hereby certifies as follows:

I.   The name of the trust prior to any changes effected by this Certificate of Amendment is Ziegler Lotsoff Capital Management Investment Trust (the "Trust").

2.   Paragraph No. 1 of the Certificate of Trust of the Trust, filed with the Office of the Secretary of State of the State of Del aware on August 28, 2003, is hereby amended to read in its entirety as follows:

“1.   Name. The name of the statutory trust is Ziegler Capital Management Investment Trust (the "Trust")."

3.   This Certificate of Amendment shall be effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, has duly executed this Certificate of Amendment, pursuant to Section 3811 of the Delaware Statutory Trust Act, as of the 31st day of January, 2013.

/s/ Margaret M. Baer
Name: Margaret M. Baer, Trustee